Exhibit 11
STATE OF DELAWARE
CERTIFICATE OF CANCELLATION OF
CERTIFICATE OF LIMITED PARTNERSHIP
The limited partnership organized under the Delaware Revised Uniform Limited Partnership Act (the “Act”), for the purpose of canceling the Certificate of Limited Partnership pursuant to Section 17-203 of the Act, hereby certifies that:
1. The name of the limited partnership is Joseph R. Doherty Family Limited Partnership, L.P. (the “Partnership ”).
2. The Certificate of Limited Partnership was filed in the Office of the Secretary of State of the State of Delaware on 12/19/01.
3. This Certificate of Cancellation shall become effective November 24, 2008.
          IN WITNESS WHEREOF, the undersigned, constituting the general partner(s) of the partnership has executed this Certificate of Cancellation as of the 21st day of November, A.D. 2008.

By:	/s/ John D. Doherty
General Partner(s)
or Liquidating Trustee(s)

Name:	John D. Doherty Print or Type